Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Eastman Kodak Company of our report dated March 17, 2020 relating to the financial statements and financial statement schedules, which appears in Eastman Kodak Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

November 20, 2020